Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. ANNOUNCES
DELAY OF CONSTRUCTION FOR NEW POULTRY COMPLEX IN NORTH CAROLINA
LAUREL, Miss. (June 26, 2008) — Sanderson Farms, Inc. (NASDAQ: SAFM) announced today that its Board of Directors has approved delaying the construction and start-up of the Company’s new Kinston, North Carolina, poultry complex. Sanderson Farms previously announced plans on April 24, 2008, to invest approximately $126.5 million for construction of a new feed mill, poultry processing plant and hatchery.
     Commenting on the announcement, Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc., stated, “We believe it is in the best interest of Sanderson Farms and our shareholders to delay construction of the Company’s proposed Kinston, North Carolina, project. In light of escalating prices for corn and soybean meal, our primary feed ingredients, it has become increasingly difficult to predict our future input costs. Because a third of the United States corn crop is now expected to be used to produce ethanol, the poultry industry and other animal feeders are being challenged by increasingly tighter supplies of grain and historically high prices. The recent flooding in the Midwest has further affected this season’s corn and soybean crops, creating more uncertainty. While our balance sheet remains strong, we believe it is prudent to be conservative with our working capital and our balance sheet at this time.
     “In spite of this decision, we remain committed to our long term growth, to the new Kinston complex, and to the local communities in North Carolina that have graciously supported this project. As always, our goal is to manage Sanderson Farms for the long term, and we look forward to pursuing this expansion opportunity at the appropriate time,” added Sanderson.
     Sanderson Farms will hold a conference call to discuss this press release on Friday, June 27, 2008, at 8:30 a.m. Central, 9:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through July 25, 2008. Those without Internet access may participate on the call by dialing (877)723-9522.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K.
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